NOTICE OF “REDEMPTION FAIR MARKET VALUE” TO THE HOLDERS OF SOFI TECHNOLOGIES, INC. PUBLIC WARRANTS (CUSIP 83406F 110) AND PRIVATE WARRANTS
Reference is made to that certain Notice of Redemption (as defined below) under which SoFi Technologies, Inc. (the “Company”) committed to inform registered holders of the Company’s Warrants (as defined below) of the following information on this date.
Background
On November 4, 2021, the Company issued a notice of redemption (the “Notice of Redemption”) indicating that the Company is redeeming, at 5:00 p.m. New York City time on December 6, 2021 (the “Redemption Date”), all of the Company’s outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that are governed by the Warrant Agreement, dated October 8, 2020, by and between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent (the “Warrant Agreement”), as part of the units sold in the Company’s initial public offering (the “IPO”) for a redemption price of $0.10 per Public Warrant (the “Redemption Price”). In addition, the Company will redeem all of its outstanding warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) on the same terms as the outstanding Public Warrants.
Redemption Fair Market Value
The “Redemption Fair Mair Market Value” is determined in accordance with Section 6.2 of the Warrant Agreement based on the volume weighted average price of the shares of Common Stock for the 10 trading days immediately following the date on which notice of redemption is sent to registered holders of the Warrants.
Based on the date of the Company’s Notice of Redemption, the Redemption Fair Market Value is $22.38.
Cash and Cashless Exercise of Warrants
The Warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on the Redemption Date to purchase fully paid and non-assessable shares of Common Stock underlying such Warrants. Payment upon exercise of the Warrants may be made either (i) in cash, at an exercise price of $11.50 per share of Common Stock or (ii) on a “cashless basis” in which the exercising holder will receive a number of shares of Common Stock determined in accordance with the terms of the Warrant Agreement and based on the Redemption Date and the Redemption Fair Market Value.
In particular, should a holder elect to exercise Warrants on a “cashless basis,” such holder would receive a number of shares of Common Stock determined by reference to the table set forth in Section 6.2 of the Warrant Agreement.
Based on the Redemption Fair Market Value and number of months to the expiration of the Warrants, the number of shares of Common Stock to be issued for each Warrant that is exercised on a “cashless basis” is 0.361 shares.

Redemption of Warrants
Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the Redemption Price of $0.10 per Warrant.  For additional information, including information on how holders may exercise their Warrants, see the Notice of Redemption. For a copy of the Notice of Redemption, please visit the Company’s investor relations website at https://investors.sofi.com/overview/default.aspx. In addition, a copy of the Notice of Redemption was attached as Exhibit 99.2 to the Current Report on Form 8-K filed by the Company on November 4, 2021, and is available on the website of the U.S. Securities and Exchange Commission at www.sec.gov.
The CUSIP number appearing herein has been included solely for the convenience of the holders of the Public Warrants. Neither the Company nor CST shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness on the Public Warrants or as indicated herein.
Questions Regarding Redemption
Questions regarding the redemption of the Warrants or the procedures therefor should be directed to the warrant agent, Continental Stock Transfer & Trust Company, LLC, at Continental Stock Transfer & Trust Company, LLC, One State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department; email: reorg+sofi@continentalstock.com; Contact Number: (877) 634-5370.

Sincerely,
SoFi Technologies, Inc.
/s/ Christopher Lapointe
__________________________
Christopher Lapointe
Chief Financial Officer